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                                                        3

Consolidated Condensed Balance Sheets


Lowe's Companies, Inc. and Subsidiary Companies in thousands

                                                     April 30,      January 31,
                                                       1994             1994

Assets

     Current assets:

     Cash and cash equivalents                           53002            73253
     Short-term investments                              48443            35215
     Accounts receivable - net                           75159            53301
     Merchandise inventory                              946224           853707
     Other assets                                        79211            68431
                                                   ____________     ____________

     Total current assets                              1202039          1083907

     Property, less accumulated depreciation           1081789          1020234
     Long-term investments                               42336            40408
     Other assets                                        59512            57099
                                                   ____________     ____________

     Total assets                                      2385676          2201648
                                                   ============     ============


Liabilities and Shareholders' Equity

     Current liabilities:

     Current maturities of long-term debt                50573            49547
     Short-term notes payable                             2061             2281
     Accounts payable                                   561213           467278
     Employee retirement plans                           35562            34422
     Accrued salaries and wages                          22870            45883
     Other current liabilities                          126726            81765
                                                   ____________     ____________

     Total current liabilities                          799005           681176

     Long-term debt, excluding current maturities       605709           592333
     Deferred income taxes                               29934            26165
     Accrued store restructuring costs                   22777            28305
                                                   ____________     ____________

     Total liabilities                                 1457425          1327979








                                                   ____________     ____________
     Shareholders' equity:
     Common stock - $.50 par value;
        Issued and Outstanding
         April 30, 1994     148,222,688
         January 31, 1994   147,886,770                  74111            73943
     Capital in excess of par                           211553           202962
     Retained earnings                                  642587           596764
                                                   ____________     ____________

     Total shareholders' equity                         928251           873669
                                                   ____________     ____________
     Total liabilities and
       shareholders' equity                            2385676          2201648
                                                   ============     ============


See accompanying notes to consolidated condensed financial statements.

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